Exhibit 10.6
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (the “Agreement”) is dated March 31, 2009, and is effective on the date described in Section 15. This Agreement is made as a mutually agreed compromise between the Parties (as defined below) for the complete and final settlement of all claims, differences, and alleged causes of action existing between them as of the Effective Date.
PARTIES
     The Parties to this Agreement are Synthesis Energy Systems, Inc. (the “Company”) and Timothy E. Vail (the “Executive”). The Company and the Executive are referred to collectively as the “Parties.”
PREAMBLE
     WHEREAS, the Executive was previously employed as the President and Chief Executive Officer of the Company, pursuant to that certain Employment Agreement dated May 30, 2006, as amended on November 15, 2006 (as amended, the “Employment Agreement”);
     WHEREAS, the Executive and the Company also entered into that certain Indemnification Agreement dated August 13, 2008 (the “Indemnification Agreement”);
     WHEREAS, the Parties intend to terminate the Employment Agreement as of the Effective Date (except with respect to the Executive’s and the Company’s continuing obligations under Sections 4 — Restrictive Covenants, 9 — Waiver of Breach, 12 — Applicable Law, Jurisdiction, and 13 — Attorney and Trial Costs of the Employment Agreement, as revised hereby) and enter into this Agreement;
     WHEREAS, the Parties intend that this Agreement shall operate as a complete and final settlement of all claims, differences and alleged causes of action existing between them as of the Effective Date;
     WHEREAS, the Executive has had at least 21 days to consider this Agreement;
     WHEREAS, the Company has advised the Executive in writing to consult with independent legal counsel and tax advisors respecting this Agreement;
     WHEREAS, the Executive has had an opportunity to consult with independent legal counsel and tax advisors with respect to the terms, meaning and effect of this Agreement; and
     WHEREAS, the Executive understands that the Company regards the above representations as material and that the Company is relying on these representations in entering into this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and obligations contained and exchanged in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions.
     1.1 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the notices, rules and regulations thereunder.
     1.2 “Company and/or its Affiliates” means and includes the Company, its Affiliates, and all of their predecessors, successors and assigns and parents, subsidiaries, divisions or other affiliated companies, partners, partnerships, present and former officers, directors, employees, stockholders, agents, employee benefit plans or programs and their fiduciaries, whether in their individual or official capacities and all of the successors and assigns of the foregoing. “Affiliates” also includes a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.
     1.3 “Date of Termination” means March 31, 2009.
2. Termination of the Employment Agreement. The Parties agree that the Employment Agreement is hereby terminated and of no further force and effect as of the Effective Date, except with respect to the Executive’s and the Company’s obligations under Sections 4 — Restrictive Covenants, 9 — Waiver of Breach, 12 — Applicable Law, Jurisdiction, and 13 — Attorney and Trial Costs, all of which survive the termination of the Employment Agreement; provided, that the following amendments are hereby made to the surviving provisions of the Employment Agreement: (i) for purposes of Section 4(a) of the Employment Agreement, the non-public information of the Company acquired by, or disclosed to, the Executive shall include, but not be limited to, all information related to the Company’s intellectual property, including without limitation, its U-GAS fluidized bed gasification technology, and (ii) the third sentence of Section 4(b) of the Employment Agreement is replaced in its entirety with the following: “As of the date hereof, the Business of the Corporation is to develop projects or provide the technology for projects that convert coal and coal/biomass fuels through coal gasification technology to products for the chemicals, transportation fuels, natural gas, and power markets.” This Agreement shall have no effect on the Indemnification Agreement, which is hereby ratified and affirmed and shall remain in full force and effect.
3. Exchange of Equity Incentive Awards. The Executive has surrendered for cancellation all of his currently held options, as set on Schedule I hereto, and, in exchange, effective as of the date hereof, the Company has issued a new stock option grant to purchase 960,000 shares of the Company’s common stock, at an exercise price of $0.66 per share. Such stock option grant shall be fully vested as of the date hereof and shall be exercisable until March 31, 2019, the tenth anniversary of the date hereof. Such grant shall be granted under, and be subject to, the terms of the Company’s Amended and Restated 2005 Incentive Plan, as amended.
4. Payments to the Executive.
     4.1 In satisfaction of the bonus earned by the Executive for his service to the Company during the year ended December 31, 2008, effective as of the date hereof, the Company has issued to the Executive a stock option grant to acquire 68,182 shares of the Company’s common stock at an exercise price of $0.66 per share. Such stock option grant shall be fully vested as of the date hereof and shall be exercisable until March 31, 2019, the tenth anniversary of the date hereof. Such grant shall be granted under, and be subject to, the terms of the Company’s Amended and Restated 2005 Incentive Plan, as amended.
     4.2 Provided that the Executive elects COBRA within the time period required by law, the Company shall reimburse his payment of his COBRA premiums through (i) December 31, 2009 or (ii) until the Executive is eligible to participate in the health insurance plan of another employer, whichever is sooner.
5. Pay Through Date of Termination. The Executive acknowledges that he has received all salary, wages, bonuses, accrued and unpaid vacation time, sick time or other paid time off earned, and other compensation earned on or before the Date of Termination.
6. Resignation and Acknowledgement by the Executive. Effective as of the Date of Termination, the Executive hereby resigns from all positions he holds as an officer with the Company and/or its Affiliates and as a director of the Company’s Affiliates, provided that the Executive does not resign as a director of the Company. In connection with his resignation, Executive acknowledges that he has disclosed all information to the Company and the Board of which he has knowledge which could be expected to result in a material adverse effect on the Company, its business or its results of operations after the Effective Date.
7. Future Services of Executive for the Company. If the Company so requests after the Date of Termination, the Executive agrees to (i) assist the Company its contemplated transition plans, including through service as a consultant to the Company, on such terms and conditions as the Executive and the Company shall mutually agree; provided that, if Executive’s services as a consultant shall be requested or required for any period longer than five days, Executive shall be entitled to receive compensation for such services equal to a pro-rata portion of his annual base salary as of the Effective Date, to be pro-rated based upon the portion of a calendar year that he serves as a consultant, and (ii) cooperate with the Company in the resolution of any pending or future litigation that relates to the time during which the Executive served as an employee of the Company.
8. Releases
     8.1 Release by the Executive. The Executive unconditionally, fully and forever waives, releases, discharges, agrees to hold harmless, and promises not to sue the Company and/or its Affiliates, from and for any claim, action or right of any sort, known or unknown, arising on or before the Effective Date.
          a. This release includes, but is not limited to, any claim arising out of or related to the following: any claim for any wages, salary, compensation, sick time, vacation time, paid leave or other remuneration of any kind; any claim for additional or different compensation or benefits of any sort, including any participation in any severance pay plan; any claim under any stock option grant issued by the Company to the Executive (other than the grants pursuant to Sections 3 and 4 hereof), the Company’s Amended and Restated 2005 Incentive Plan, as amended, or any other oral or written agreement or plan regarding an equity incentive award of Executive; any claim of discrimination or retaliation on the basis of age, race, sex, religion, marital status, sexual preference, national origin, handicap or disability, veteran status, or special disabled veteran status; any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, or the Texas Payday Law, as such statutes may be amended from time to time; any other claim based on any statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claim or other claim for personal injury, death or property damage or loss; any claim for fraud or misrepresentation; and any personal gain with respect to any claim arising under any whistleblower or qui tam provisions of any state or federal law.
          b. The Executive represents that the Executive has read and understands this release provision and that rights and claims under the Age Discrimination in Employment Act of 1967 are among the rights and claims against the Company that the Executive is releasing. The Parties further acknowledge and agree that the Executive is not releasing any of the following: (i) any rights or claims arising after the Date of Termination, (ii) any rights or claims arising from or related to any obligations that are stated or affirmed in this Agreement, (iii) any rights or claims for indemnification pursuant to any applicable contract, policy, bylaw, or law (including but not limited to the Indemnification Agreement), (iv) any rights or claims under any agreement or plan governing the Executive’s stock option awards granted pursuant to Sections 3 and 4 hereof, and (v) any rights or claims that may not be released as a matter of law (for example, claims for unemployment insurance).
     8.2 Release by the Company. The Company unconditionally, fully and forever waives, releases, discharges, agrees to hold harmless, and promises not to sue the Executive and/or any of the Executive’s heirs, administrators, successors and/or assigns, from and for any claim, action or right of any sort, known or unknown, arising on or before the Effective Date. The parties further acknowledge and agree that the Company is not releasing any of the following: (i) any rights or claims arising after the Date of Termination; (ii) any rights or claims arising from or related to any obligations, agreements, representations or covenants that are stated or affirmed in this Agreement; (iii) any rights or claims under any agreement or plan governing the Executive’s stock option awards granted pursuant to Sections 3 and 4 hereof; and/or (iv) any rights or claims that may not be released as a matter of law.
9. Consideration. As consideration for the Executive’s execution and performance of his obligations under this Agreement, the Company (i) has granted the release set forth in Section 8.2 of this Agreement and (ii) will perform its remaining obligations pursuant to this Agreement. The Executive agrees that the release set forth in Section 8.2 of this Agreement is in addition to anything of value which the Executive is already entitled from the Company.
10. No Other Claims. The Executive represents that the Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company and/or its Affiliates with any federal, state or local court, governmental agency, or administrative agency, and that if, unbeknownst to the Executive, any such complaint has been filed on the Executive’s behalf, the Executive will use the Executive’s best efforts to cause it to be withdrawn immediately and dismissed with prejudice.

11. Confidentiality. Both Parties shall keep strictly confidential all the terms and conditions, including amounts payable, in the Agreement and shall not disclose them to any person other than legal and/or financial advisors, government officials who seek such information in the course of their official duties, individuals at the Company responsible for implementing the Agreement, and the Executive’s spouse, unless compelled to do so by law or regulation, or business necessity (including the requirement to file this Agreement with the Securities and Exchange Commission or tax reporting obligations). Nothing in this Section is intended to prevent the Executive from disclosing the fact that he was employed by the Company or from describing his employment duties.
12. Consultation With Counsel. The Company advises the Executive to consult with independent legal counsel and tax advisors prior to executing this Agreement, and the Executive acknowledges being given that advice. The Executive acknowledges that Porter & Hedges, LLP is acting solely as counsel to the Company with respect to this Agreement.
13. No Defamatory Statements. The Executive agrees that he will refrain from making any representation, statement, comment or any other form of communication (hereinafter collectively referred to as “representation”), whether written or oral, to any person or entity, including but not limited to the principals, officers, directors, employees, advisors, agents, customers, suppliers and competitors of the Company and/or its Affiliates, or any government officials, which representation has the effect or tendency to disparage, denigrate, or otherwise reflect negatively on the Company and/or its Affiliates and/or their business, officers, directors, shareholders, employees, agents, advisors or investors. The Company agrees it will take all reasonable steps to ensure that the Company and its officers, directors, and employees refrain from making any external representation that would have the effect or tendency to disparage, denigrate, or otherwise reflect negatively on the Executive.
14. Return of Company Materials. The Executive agrees to deliver to the Company promptly after the Date of Termination all originals and copies of Company materials and all other property of the Company and/or its Affiliates in the Executive’s possession, custody or control.
15. Revocation of Agreement; Effective Date. The Executive, at the Executive’s sole discretion, may revoke this Agreement on or before the expiration of seven calendar days after signing it. Revocation shall be in writing and effective upon dispatch to the following: Chief Accounting Officer, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056. If the Executive elects to revoke the Agreement, all of the provisions of the Agreement shall be void and unenforceable. If the Executive does not so elect, the Agreement shall become effective at the expiration of the revocation period (i.e., on the eighth day after the Executive signs the Agreement) (the “Effective Date”).
16. Miscellaneous.
     16.1 The Parties acknowledge that this Agreement is the result of a compromise and shall never be construed as, or said by either of them to be, an admission by the other of any liability, wrongdoing, or responsibility. The Parties expressly disclaim any such liability, wrongdoing, fault, or responsibility.

     16.2 This Agreement constitutes the entire agreement between the Parties, except to the extent that it expressly incorporates provisions of the Employment Agreement. This Agreement shall have no effect on the Indemnification Agreement and any agreement or plan governing the Executive’s equity incentive awards granted pursuant to Sections 3 and 4 hereof. This Agreement may be executed in identical counterparts, each of which shall constitute an original and both of which shall constitute one and the same agreement. Except as expressly provided herein, this Agreement supersedes the Employment Agreement, each stock option grant issued by the Company to the Executive (other than the grants pursuant to Sections 3 and 4 hereof), and any severance benefit plan or program and any bonus program at the Company and/or its Affiliates.
     16.3 The Parties understand and agree that any breach of the terms of this Agreement may give rise to liability for money damages and other legal or equitable relief.
     16.4 The Parties warrant that no representations have been made other than those contained in the written provisions of this Agreement, and that they do not rely on any representations not stated in this Agreement.
     16.5 The Parties further warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.
     16.6 The Parties confirm they have had the opportunity to have this Agreement explained to them by independent legal counsel and tax advisors of their choice, and that they execute this Agreement freely, knowingly and voluntarily. The Company is relying on its own judgment and on the advice of its independent legal counsel and tax advisors and not upon any recommendation of the Executive or his agents, independent counsel or other representatives. Likewise, the Executive is relying on his own judgment and on the advice of his independent legal counsel and tax advisors, and not upon any recommendation of the Company or its directors, officers, employees, agents, independent counsel or other representatives. By voluntarily executing this Agreement, both Parties confirm their competence to understand and do hereby accept the terms of this Agreement as resolving fully all differences, disputes and claims that may exist within the scope of this Agreement.
     16.7 This Agreement may not be modified or amended except by a writing signed by both Parties. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions contained in it shall be valid unless it is in writing signed by the Party against whom the waiver is to be enforced. The waiver by either Party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any Party. Except as expressly provided for herein, the failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach occurs.
     16.8 If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement.

     16.9 The Parties have cooperated in the preparation of this Agreement. Hence, the Agreement shall not be interpreted or construed against or in favor of either Party by virtue of the identity, interest, or affiliation of its preparer.
     16.10 This Agreement is made and shall be enforced pursuant to the laws of the State of Texas, without regard to its law governing conflicts of law.
     16.11 The payments under this Agreement shall be paid from the general assets of the Company and there shall be no separate trust established to make any payments under this Agreement.
     16.12 All payments under this Agreement shall be subject to all applicable federal, state and local taxes and tax requirements.
     16.13 This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Parties. No rights or obligations, benefits of or payments to the Executive under this Agreement may be subject to claims of the Executive’s creditors, or in any manner may be assigned or transferred by the Executive other than his rights to compensation and benefits that are transferred by will or to his estate by operation of law.
     16.14 All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when (i) delivered by hand or sent by facsimile, or (ii) on the third business day following deposit in the United States mail by registered or certified mail, return receipt requested, to the addresses as follows (provided that notice of change of address shall be deemed given only when received):
If to the Company to:
Synthesis Energy Systems, Inc.
Three Riverway, Suite 300
Houston, Texas 77056
Attention: Chief Accounting Officer
Facsimile No.: (713) 579-0610
If to the Executive to:
Timothy E. Vail
5106 Doliver
Houston, Texas 77056
or to such other addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 16.14.
     16.15 Titles and headings to Sections are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.
     16.16 Wherever appropriate to the intention of the Parties, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 10 through 13 hereof and this Section 16, shall survive any termination or expiration of this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date indicated below

TIMOTHY E. VAIL (“Executive”)	SYNTHESIS ENERGY SYSTEMS, INC. (“Company”)

/s/ Timothy E. Vail	By:	/s/ Robert W. Rigdon
		Name:	Robert W. Rigdon
Date: March 31, 2009		Title:	President and Chief Executive Officer
		Date:	March 31, 2009

THE STATE OF TEXAS COUNTY OF HARRIS	§ § §
     BEFORE ME, the undersigned authority, on this day personally appeared Timothy E. Vail, who, being by me first duly sworn, upon his oath deposed and stated that he has read the foregoing Agreement; that he has been advised to discuss the provisions of this Agreement with an attorney of his choice before signing it; that he fully understands the terms and conditions of this Agreement; that he is legally competent to execute this Agreement; and that he has voluntarily executed this Agreement for the purposes and consideration therein expressed.
     Given under my hand and seal of office on this 31st day of March, 2009.

/s/ Jeanean Sirkel
NOTARY PUBLIC IN AND FOR
THE STATE OF TEXAS

THE STATE OF TEXAS COUNTY OF HARRIS	§ § §
     BEFORE ME, the undersigned authority, on this day personally appeared Robert W. Rigdon, who being by me first duly sworn, upon his oath deposed and stated that he is the Chief Executive Officer of Synthesis Energy Systems, Inc. (the “Company”); that he has read the foregoing Agreement; that he has discussed the provisions of this Agreement with any attorney of his choice; that he fully understands the terms and conditions of this Agreement; that he is legally competent and fully authorized to execute this agreement on behalf of the Company; and that he has voluntarily executed this Agreement for the purposes and consideration therein expressed.
     Given under my hand and seal of office on this 31st day of March, 2009.

/s/ Jeanean Sirkel
NOTARY PUBLIC IN AND FOR
THE STATE OF TEXAS

SCHEDULE I
•	Grant of 50,000 shares of common stock on November 7, 2005

•	Grant of 2,350,000 shares of common stock on May 30, 2006